Exhibit 4-a(7)

AMENDMENT NO. 1 TO THE PLEDGE AGREEMENT

AMENDMENT NO. 1, dated as of March 3, 2003 (this "Amendment No. 1"), to the Pledge Agreement, dated as of November 13, 2001 (as amended, supplemented or otherwise modified from time to time, the "Pledge Agreement"), among MEMC Electronic Materials, Inc., a Delaware corporation (the "Issuer"), each subsidiary of the Issuer party thereto (collectively, together with the Issuer, the "Pledgors and Guarantors") and Citicorp USA, Inc., as collateral agent (in such capacity, the "Collateral Agent") for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Pledgors and Guarantors (including the Issuer) and the Collateral Agent are parties to the Pledge Agreement, which was attached as Exhibit D to the Indenture;

WHEREAS, the Pledgors and Guarantors (including the Issuer) have noticed certain inconsistencies in the Pledge Agreement due to scrivener's errors, and wish to cure such inconsistencies so that the Pledge Agreement will be interpreted in accordance with the intent of the parties thereto;

WHEREAS, pursuant to Section 11 of the Pledge Agreement, the Pledge Agreement may be amended or modified pursuant to a written agreement between the Collateral Agent and the Pledgor and Guarantor or Pledgors and Guarantors with respect to which such amendment or modification is to apply, subject to any consent required in accordance with Article 10 of the Indenture; and

NOW THEREFORE, in consideration of the premises herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein or amended hereby, capitalized terms used herein which are defined in the Pledge Agreement or the Indenture are used herein as therein defined.

2. Amendments to the Pledge Agreement.

(a)  The definition of Pledgors and Guarantors in the preamble to the Pledge Agreement (and any Annex thereto) is amended, for purposes of the Pledge Agreement, by adding the words "together with the Issuer," between the word "collectively," and the word "the", as follows (added language in bold type):

 PLEDGE AGREEMENT dated as of November 13, 2001, among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (the "Issuer"), and each subsidiary of the Issuer listed on Schedule I hereto (each such subsidiary individually a "Pledgor and Guarantor" and collectively, together with the Issuer, the "Pledgors and Guarantors") and Citicorp USA, Inc., a Delaware corporation, as collateral agent (in such capacity, the "Collateral Agent") for the Secured Parties (as defined in the Security Agreement).

(b) The first paragraph of the Pledge Agreement is hereby amended by inserting the following sentence at the end of the first paragraph: "For the avoidance of doubt, each reference herein to "each Pledgor and Guarantor" or any derivative form thereof shall include the Issuer, unless indicated otherwise by the parenthetical "(other than the Issuer)" after such reference.".

(c) Section 3(c) is hereby amended to delete the parenthetical "(other than the Lien created by this Agreement)" and replace it with the parenthetical "(other than Liens created by the Revolving Loan Documentation and this Agreement)".

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(d) In the second sentence of Section 9(c), the reference to "Section 8" is replaced with "Section 9".

(e) Sections 16 and 25 are amended by adding the parenthetical "(other than the Issuer)" after the word "Guarantor" as follows (added language in bold type):

SECTION 16. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 13.02 of the Indenture. All communications and notices hereunder to any Pledgor and Guarantor (other than the Issuer) shall be given to it at the address or telecopy number set forth on Schedule I, with a copy to the Issuer.

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SECTION 25. Limitation on Security Interest. Anything contained in this Agreement to the contrary notwithstanding, the obligation hereunder secured by each Pledgor and Guarantor (other than the Issuer) shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Pledgor and Guarantor's secured obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all liabilities of such Pledgor and Guarantor, contingent or otherwise, that would be taken into account in determining whether the incurrence of the obligation would constitute a fraudulent conveyance under the Fraudulent Transfer Laws and after giving effect, both in determining such Pledgor and Guarantor's probable debt hereunder and in determining its assets, to the existence of any rights t o subrogation, contribution, reimbursement, indemnity or similar rights of such Pledgor and Guarantor pursuant to (a) applicable law or (b) any agreement, including the Indemnity, Subrogation and Contribution Agreement.

3. Effectiveness. This Amendment No. 1 shall become effective when the Collateral Agent receives counterparts hereof duly executed by the Pledgors and Guarantors (including the Issuer) and the Collateral Agent. The Pledge Agreement shall be interpreted as if the foregoing amendments were incorporated with effect from November 13, 2001.

4. Continuing Effect of Pledge Agreement. Except as amended hereby, the provisions of the Pledge Agreement are and shall remain in full force and effect. This Amendment No. 1 shall not be construed as a waiver or consent to any further or future action on the part of the any of the Pledgors and Guarantors (including the Issuer) that would require a waiver or consent of the Collateral Agent and/or the Holders.

5. Counterparts. This Amendment No. 1 may be executed in counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

6. GOVERNING LAW. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the Pledgors and Guarantors (including the Issuer) and the Collateral Agent have caused this Amendment No. 1 to be executed and delivered by its duly authorized officer as

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of the date first above written.

MEMC ELECTRONIC MATERIALS, INC., as Issuer By: /s/ Kenneth L. Young Name: Kenneth L. Young Title: Treasurer

EACH OF THE OTHER PLEDGORS AND GUARNATORS
By: /s/ Kenneth L. Young Name: Kenneth L. Young, in his capacity as Treasurer for each of the Guarantors

CITICORP USA, INC. as Collateral Agent By: /s/ Allen Fisher Name: Allen Fisher Title: Vice President

CONSENTED TO AND AGREED
TPG WAFER PARTNERS LLC., as Holder By: /s/ Richard A. Ekleberry Name: Richard A. Ekleberry Title: Vice President

TPG WAFER MANAGEMENT LLC, as Holder By: /s/ Richard A. Ekleberry Name: Richard A. Ekleberry Title: Vice President

TCW/CRESCENT MEZZANINE PARTNERS III, L.P., TCW/CRESCENT MEZZANINE TRUST III and TCW/CRESCENT MEZZANINE PARTNERS III NETHERLANDS, L.P., as Holders

TCW/Crescent Mezzanine Management III, L.L.C., as its Investment Manager

TCW Asset Management Company, as
Its Sub-Advisor

By: /s/ Jean-Marc Chapus
Name: Jean-Marc Chapus
Title: Group Managing Director

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GREEN EQUITY INVESTORS III, L.P., as Holder By: GEI Capital III, LLC, as its General Partner By: /s/ John Danhakl Name: John Danhakl Title:

GREEN EQUITY INVESTORS SIDE III, L.P., as Holder By: GEI Capital III, LLC, as its General Partner By: /s/ John Danhakl Name: John Danhakl Title:

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